Exhibit 99.1

AMN Healthcare Launches $300 Million Offering Of Senior Notes

DALLAS and SAN DIEGO — Sept. 26, 2019 — AMN Healthcare Services, Inc. (NYSE: AMN), announced today that its wholly owned subsidiary, AMN Healthcare, Inc., intends to make a private offering of $300 million aggregate principal amount of Senior Notes due 2027, subject to market and other conditions. The Senior Notes will be guaranteed by the Company’s affiliates that guarantee the Company’s credit facilities.

The Company intends to use the proceeds from the private offering (i) to repay (1) $100.0 million of certain existing term loan indebtedness under the Credit Facilities and (2) all outstanding borrowings under the revolving portion of its Credit Facilities, (ii) to pay fees and expenses related to the offering and (iii) for general corporate purposes.

The Senior Notes will be offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, and to non-U.S. persons outside of the United States in compliance with Regulation S under the Securities Act. The Senior Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Senior Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN Healthcare delivers managed services programs, healthcare executive search solutions, vendor management systems, recruitment process outsourcing, predictive labor analytics, revenue cycle management, credentialing solutions, and other services. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “should,” “would,” “project,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and its other periodic reports as well as the Company’s current and other reports filed from time to time with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated.

Contact:

Randle Reece

Director, Investor Relations

866.861.3229